Exhibit 5

e-mail:
erobinson@applebyglobal.com

direct dial:
Securities and Exchange Commission	Tel 298 3268
100 F Street, NE	Fax 298 3374
Washington DC 20549
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appleby ref:
ER/vek/124997.30

21 December 2005

Bermuda Office

Canon’s Court
22 Victoria Street
PO Box HM 1179
Hamilton HM EX
Bermuda

Tel 441 295 2244
Fax 441 292 8666

applebyglobal.com

Bermuda
British Virgin Islands
Cayman Islands
Hong Kong
London

Dear Sirs

Willis Group Holdings Limited (the “Company”)

We have acted as legal counsel in Bermuda to the Company in connection with the filing of the S-8 Registration increasing the number of shares available for issue under the Plan from 10 million shares to 25 million shares (the “Shares”). The Company has requested that we provide this opinion in connection with the S-8 Registration.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”).

Assumptions

In stating our opinion we have assumed:

(a)                                  the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)                                 that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)                                  the genuineness of all signatures on the Documents;

(d)                                 the authority, capacity and power of each of the persons signing the Documents (other than the Directors or Officers of the Company);

(e)                                  that any factual statements made in any of the Documents are true, accurate and complete;

(f)                                    that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered; and

(g)                                 that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)                                  The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2)                                  All necessary corporate action required to be taken by the Company in connection with the issue by the Company of the Shares pursuant to Bermuda law has been taken by or on behalf of the Company, arid all necessary approvals of Governmental authorities in Bermuda have been duly obtained for the issue by the Company of the Shares.

(3)                                  When issued pursuant to the Resolutions and delivered against payment therefor in the circumstances referred to or summarised in the S-8 Registration to be filed with the Securities and Exchange Commission on 22 December 2005, the Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

(4)                                  There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof in respect of the issue of the Shares.

Reservations

We have the following reservations:

(a)                                  We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)                                 Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(i)

details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)

details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)

whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)

whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(c)                                  In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(d)                                 In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(e)                                  In paragraph (1) above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies which confirms that the Company has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

(f)                                    Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between such company and the holder of such shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

Disclosure

This opinion is addressed to you in connection with the filing by the Company of the S-8 Registration with the United States Securities and Exchange Commission. We consent to the inclusion of this opinion as an exhibit to the S-8 Registration.

This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

SCHEDULE

1.                                       The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 21 December 2005 (the “Company Search”).

2.                                       The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 21 December 2005 (the “Litigation Search”).

3.                                       Certified copies of the Memorandum of Association and Bye-Laws of the Company (collectively referred to as the “Constitutional Documents”).

4.                                       Certified copy of minutes of the Annual General Meeting of the Company held on 9 May 2003 together with a certified copy of an extract of minutes of the Annual General Meeting of the Company held on 29 April 2005 (“the “Resolutions”).

5.                                       A Certificate of Compliance, dated 12 December 2005 issued by the Registrar of Companies in respect of the Company.

6.                                       A copy of the Form S-8 Registration Statement under the Securities Act of 1933 (the “S-8 Registration”).

7.                                       A copy of the Amended and Restated Willis Group Holdings Limited 2001 Share Purchase and Option Plan (the “Plan”).

8.                                       A copy of the permission dated 1 May 2001 given by the Bermuda Monetary Authority under the Exchange Control Act 1972 and related regulations for the issue of the Shares.